Exhibit 99.01

FOR IMMEDIATE RELEASE

Investor Contact:Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Sr. Manager, Public Relations
(714) 885-3695	(714) 885-3462
EMULEX REPORTS RECORD FOURTH QUARTER RESULTS
Broad Sequential Expansion Across Fibre Channel Product Lines Delivers Record Revenues and Profits
as Emulex Achieves its Seventh Consecutive Year of Revenue Growth

     COSTA MESA, Calif., August 11, 2005 — Emulex Corporation (NYSE:ELX), the industry’s preeminent source for a broad range of advanced storage networking infrastructure solutions, today announced results for its fourth fiscal quarter ended July 3, 2005.
Fourth Quarter Highlights
•	Record revenues of $108.2 million, at the top end of April guidance of $103-$108 million, a 5% sequential increase, and a 25% increase from a year ago.

•	Record unit and port shipments of host bus adapters, or HBAs, coupled with record embedded switch and I/O ASIC, or IOC, revenue. Quarterly switch port shipments rose more than 50% sequentially to over 1.5 million, setting a new record.

•	Total Fibre Channel shipments of nearly 2 million switching and I/O ports for the quarter, of which over 15% were next-generation 4 gigabit per second (Gb/s) technology.

•	Gross margin of 64%.

•	Record non-GAAP diluted EPS of $0.30, and GAAP diluted EPS of $0.28, compared to non-GAAP guidance of $0.24-$0.25 and GAAP guidance of $0.19-$0.20. Fourth quarter earnings benefited by approximately $0.02 per share due to favorable resolutions of outstanding tax matters.

•	Non-GAAP operating margin of 34% and GAAP operating margin of 28%.
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Emulex Corporation FY ‘05 Fourth Quarter Results
August 11, 2005

•	Cash and investments, net of debt, of $289 million, up $34 million sequentially from third quarter levels, and up $158 million from a year ago.
Financial Results
     Fourth quarter revenues, essentially all of which were comprised of Fibre Channel products, rose 5% sequentially from the third fiscal quarter and 25% from a year ago to a record $108.2 million. Fourth quarter non-GAAP net income rose by 17% sequentially and by 67% from the comparable year-ago results, to a record $26.6 million, or $0.30 per diluted share. Fourth quarter GAAP net income increased by 42% sequentially to $25.3 million, or $0.28 per diluted share. This compares to a loss of $572.9 million, or $6.97 per share, in the comparable year-ago results. A reconciliation between GAAP and non-GAAP results is included in the accompanying financial data.
     For the second consecutive quarter, Fibre Channel revenue achieved record levels. Paul Folino, Emulex Chairman and CEO, stated, “Broad strength was evident in our fourth quarter results as revenues grew sequentially and year over year across all major product categories, geographies and channels. Fibre Channel switches, IOCs, and HBAs all set new records for unit and port shipments. In the fourth quarter, InSpeed switch port shipments rose more than 50% sequentially to more than 1.5 million ports, demonstrating the success of the Vixel acquisition and our diversification strategy.” Emulex’s InSpeed storage switching solutions continued to gain momentum in the market as the company’s installed base now exceeds 6 million ports, up from 5 million ports at the end of the third quarter, complementing its installed base of over 2 million Emulex HBAs.
     Folino continued, “As part of our ongoing growth and diversification strategy, we are continuing to drive engineering, sales and marketing investments as we leverage our broad lead in 4 Gb/s Fibre Channel technologies, capture new OEM accounts, and tap high growth market opportunities in Linux and blade server environments.” The company has launched a full array of 4 Gb/s Fibre Channel solutions spanning its HBA, switching and IOC product lines. To date, Emulex has captured 38 design wins for 4 Gb/s HBAs, 20 design wins for 4 Gb/s switches, and 3 design wins for 4 Gb/s IOCs. In the fourth quarter, Emulex recorded its first shipments into the blade server market, successfully launching its LP1005DC HBA designed for the IBM eServer BladeCenter, the market’s leading blade server system. In July, Emulex announced its first-ever OEM agreement with Sun Microsystems for Emulex HBAs, opening up the HBA market for Sun servers that are SAN attached to Sun storage. Folino concluded, “With our customer and product diversification strategy now taking hold, we believe we are well positioned for continued growth and expansion in fiscal 2006.”
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Emulex Corporation FY ‘05 Fourth Quarter Results
August 11, 2005

     For the fiscal year ended July 3, 2005, revenues grew 3% from the prior year to a record $375.7 million, representing Emulex’s seventh consecutive year of revenue growth. Fiscal 2005 non-GAAP net income was $77.7 million, or $0.86 per diluted share, compared to fiscal 2004 non-GAAP net income of $77.5 million, or $0.87 per diluted share. On a GAAP basis, fiscal 2005 net income was $71.6 million, or $0.80 per diluted share, compared to a net loss of $532.3 million, or $6.47 per share, in fiscal 2004.
Business Outlook
     Although actual results may vary depending on a variety of factors, many of which are outside Emulex’s control, Emulex is providing guidance for its first fiscal quarter ending October 2, 2005. While the summer quarter is typically seasonally soft, Emulex believes that with revenue contribution from new customers and 4 Gb/s programs, it will have the opportunity to grow revenue up to 2% sequentially. As a result, Emulex is budgeting for first quarter revenue in a range of $106-$110 million. Emulex expects that gross margins will likely remain near fourth quarter levels of 64%, and as its tax rate rises from the fourth quarter level of 33% to the long-term expected rate of 37%, non-GAAP earnings per share could amount to $0.26-$0.28. On a GAAP basis, Emulex expects diluted first quarter EPS of $0.16-$0.18 per share, reflecting approximately $0.10 per share in expected GAAP charges arising primarily from amortization of intangibles and stock-based compensation, including the initiation of FAS 123(R) option expensing.
Webcast Information
     Emulex will host a webcast today at 2:00 p.m. Pacific time to discuss the financial results in detail. The webcast may be accessed live via the home page of the Emulex website at www.emulex.com. During the call, Emulex will discuss details of the fourth fiscal quarter financial results. A replay of the webcast will be available in the audio archive section of the investor relations page of the Emulex website. In addition, a replay of the quarterly conference call will be available for 48 hours by calling (888) 203-1112 — and using the passcode 3448154.
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Emulex Corporation FY ‘05 Fourth Quarter Results
August 11, 2005

About Emulex
     Emulex Corporation is the industry’s preeminent source for a broad range of advanced storage networking infrastructure solutions spanning host bus adapters, embedded storage switches, I/O controllers and SAN Storage Switches. Emulex ranked number 16 in the Deloitte 2004 Technology Fast 50 and most recently received recognition as one of Forbes 200 Best Small Companies.
     The world’s leading server and storage providers rely on Emulex HBAs, embedded storage switching and I/O controller products to build reliable, scalable and high performance storage solutions. The Emulex award-winning product families, including its LightPulse® HBAs and InSpeed™ embedded storage switching products, are based on internally developed ASIC, firmware and software technologies, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. The company’s products have been selected by the world’s leading server and storage providers, including Dell, EMC, Fujitsu Ltd., Fujitsu Siemens, Bull, HP, Hitachi Data Systems, IBM, NEC, Network Appliance, Quantum Corp., StorageTek, Sun Microsystems, Unisys and Xyratex. In addition, Emulex includes industry leaders Brocade, Computer Associates, Intel, McDATA, Microsoft and VERITAS among its strategic partners. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
EMULEX  I  We network storage

Note Regarding Non-GAAP Financial Information. The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes subsequent benefits related to an inventory charge, impairment charges, gains or losses on the repurchase of convertible subordinated notes and litigation settlements, as well as charges relating to stock-based compensation, in-process research and development charges, and amortization of intangibles. Management believes that the presentation of non-GAAP information may provide useful information to investors because Emulex has historically provided this information and understands that some investors consider it useful in evaluating Emulex’s core business. Management also uses this non-GAAP information, along with the GAAP information, in evaluating Emulex’s business for these purposes. The non-GAAP results should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies.
“Safe Harbor’’ Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The
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Emulex Corporation FY ‘05 Fourth Quarter Results
August 11, 2005

company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The fact that the economy generally, and the technology and storage segments specifically, have been in a state of uncertainty makes it difficult to determine if past experience is a good guide to the future and makes it impossible to determine if markets will grow or shrink in the short term. In the past, the Company’s results have been significantly impacted by a widespread slowdown in technology investment that has also pressured the storage networking market that is the mainstay of the Company’s business. A downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s OEM customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payments; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable booking patterns of the Company’s customers; the effects of terrorist activities, natural disasters and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the Company’s ability and the ability of the Company’s OEM customers to keep pace with the rapid technological changes in the Company’s industry and gain market acceptance for new products and technologies; the effect of rapid migration of customers towards newer, lowest cost product platforms; possible transitions from board level to application specific computer chip solutions for selected applications; a shift in unit product mix from higher-end to lower-end products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s dependence on foreign sales; the effect of acquisitions; impairment charges; changes in tax rates or legislation; and changes in accounting standards, including changes in the accounting treatment of employee stock options and contingent convertible debt. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q, under the caption “Risk Factors.”

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.
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Emulex Corporation FY ‘05 Fourth Quarter Results
August 11, 2005

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
Net revenues	$108,177	$86,438	$375,653	$364,422
Cost of sales	39,444	32,296	139,682	131,803

Gross profit	68,733	54,142	235,971	232,619

Operating expenses:
Engineering and development	18,986	19,510	79,971	73,211
Selling and marketing	9,426	8,217	32,441	28,035
General and administrative	4,255	3,556	11,636	18,815
In-process research and development	-	-	-	11,400
Impairment of goodwill	(697)	583,499	1,096	583,499
Amortization of other intangibles	6,520	6,547	26,162	19,093

Total operating expenses	38,490	621,329	151,306	734,053

Operating income (loss)	30,243	(567,187)	84,665	(501,434)

Nonoperating income:
Interest income	3,864	2,449	13,106	9,149
Interest expense	(783)	(1,469)	(4,202)	(4,754)
Gain on repurchase of convertible subordinated notes	7,703	-	20,514	2,670
Other income (loss), net	(2,321)	(32)	(2,273)	109

Total nonoperating income	8,463	948	27,145	7,174

Income (loss) before income taxes	38,706	(566,239)	111,810	(494,260)

Income tax provision	13,405	6,614	40,221	38,062

Net income (loss)	$25,301	$(572,853)	$71,589	$(532,322)

Net income (loss) per share:
Basic	$0.30	$(6.97)	$0.86	$(6.47)

Diluted	$0.28	$(6.97)	$0.80	$(6.47)

Number of shares used in per share computations:
Basic	83,123	82,199	82,819	82,293

Diluted	91,625	82,199	92,970	82,293

The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $511 and $2,685 for the three months and year ended July 3, 2005, respectively. As the effect would have been anti-dilutive, no interest expense adjustment related to its convertible subordinated notes is included in the calculation of diluted loss per share for the three months and year ended June 27, 2004, respectively. Diluted earnings per share for prior periods have been recalculated in accordance with EITF 04-08.
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Emulex Corporation FY ‘05 Fourth Quarter Results
August 11, 2005

The reconciliation of the non-GAAP net income with the Company’s net income (loss) determined under GAAP is presented in the following table.
EMULEX CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(in thousands — unaudited)

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
GAAP net income (loss), as presented above	$25,301	$(572,853)	$71,589	$(532,322)

Items excluded from GAAP net income (loss) to calculate non-GAAP net income:
Subsequent benefit related to the excess and obsolete inventory charge, excluded from cost of sales(1)	-	(17)	-	(1,958)
Amortization of stock-based compensation associated with the acquisitions of Vixel and Giganet, as follows:
Excluded from engineering and development	206	679	1,402	2,358
Excluded from selling and marketing	191	322	859	2,299
Excluded from general and administrative	254	510	1,583	1,920
Excluded from cost of sales	29	46	140	905
In-process research and development, excluded from operating expenses	-	-	-	11,400
Amortization of intangibles, excluded from operating expenses	6,520	6,547	26,162	19,093
Impairment of goodwill, excluded from operating expenses(2)	(697)	583,499	1,096	583,499
Impairment of strategic investment and associated note, excluded from operating expenses	2,265	-	2,265	-
Insurance settlement (recovery) and $315 of related interest associated with settlement of securities class action and derivative lawsuits, excluded from general and administrative expenses and interest income	-	-	(4,964)	698
Net gain on repurchase of convertible subordinated notes excluded from nonoperating income(3)	(7,703)	-	(20,514)	(2,670)
Income tax effect of above items excluded from the income tax provision	199	(2,868)	(1,937)	(7,740)

Impact on net income (loss)	1,264	588,718	6,092	609,804

Non-GAAP net income	$26,565	$15,865	$77,681	$77,482

(1)	Excess and obsolete inventory charge. Starting in late September 2001, some of Emulex’s major customers made announcements that general economic conditions, exacerbated by the increase in economic uncertainty in the aftermath of the terrorist events of September 11, 2001, were having a negative impact on their financial results. The announcements made, and forecasts received, indicated deteriorating demand for the Company’s one gigabit per second (Gb/s) products as these customers were expected to migrate to two Gb/s products for future purchases. In order to provide meaningful comparisons of operating results, any subsequent consumption of these previously impaired products is excluded.

(2)	Impairment of goodwill. During the first and fourth quarters of fiscal 2005, the Company changed estimates and discovered errors related to the deferred tax assets and liabilities of Vixel Corporation (acquired in November 2004) and Giganet, Inc. (acquired in March 2001). As a result, the Company recorded a $1.8 million impairment of goodwill in the first quarter of fiscal 2005 and a $0.7 million reduction of goodwill impairment in the fourth quarter of fiscal 2005. Had these items been recorded in fiscal 2004, the Company’s net loss would have been $1.1 million higher, or $533.4 million, instead of $532.3 million. The Company does not believe that this $1.1 million impairment of goodwill is material to fiscal 2004 or 2005 operations.

(3)	Net gain on repurchase of convertible subordinated notes. In the three months ended July 3, 2005, Emulex repurchased $128.5 million in face value of its convertible subordinated notes, resulting in a pre-tax gain of $7.7 million. In the year ended July 3, 2005, Emulex repurchased $298.5 million in face value of its convertible subordinated notes, resulting in a pre-tax gain of $20.5 million. In the year ended June 27, 2004, Emulex repurchased a total of $191.6 million in face value of its convertible subordinated notes at a discount, resulting in a net pre-tax gain of $2.7 million.
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Emulex Corporation FY ‘05 Fourth Quarter Results
August 11, 2005

The non-GAAP financial information presented below is based on the Company’s condensed consolidated financial statements and excludes certain adjustments detailed above. The Company uses this non-GAAP information to evaluate its operating performance. This presentation is not in accordance with, or an alternative for, GAAP and may be different from the non-GAAP presentation used by other companies.
EMULEX CORPORATION AND SUBSIDIARIES
Non-GAAP Condensed Consolidated Statements of Income(4)
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
Net revenues	$108,177	$86,438	$375,653	$364,422
Cost of sales	39,415	32,267	139,542	132,856

Gross profit	68,762	54,171	236,111	231,566

Operating expenses:
Engineering and development	18,780	18,831	78,569	70,853
Selling and marketing	9,235	7,895	31,582	25,736
General and administrative	4,001	3,046	14,702	16,197

Total operating expenses.	32,016	29,772	124,853	112,786

Operating income	36,746	24,399	111,258	118,780

Nonoperating income:
Interest income	3,864	2,449	12,791	9,149
Interest expense	(783)	(1,469)	(4,202)	(4,754)
Other income (loss), net	(56)	(32)	(8)	109

Total nonoperating income	3,025	948	8,581	4,504

Income before income taxes	39,771	25,347	119,839	123,284

Income tax provision	13,206	9,482	42,158	45,802

Net income	$26,565	$15,865	$77,681	$77,482

Net income per share:
Basic	$0.32	$0.19	$0.94	$0.94

Diluted	$0.30	$0.18	$0.86	$0.87

Number of shares used in per share computations:
Basic	83,123	82,199	82,819	82,293

Diluted	91,625	95,976	92,970	92,124

The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $511 and $1,176 for the three months ended July 3, 2005, and June 27, 2004, respectively. The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $2,685 and $2,964 for the years ended July 3, 2005, and June 27, 2004, respectively. Diluted earnings per share for prior periods have been recalculated in accordance with EITF 04-08.

(4)	See the preceding Note Regarding Non-GAAP Financial Information, as well as the Reconciliation of GAAP Net Income to Non-GAAP Net Income.
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Emulex Corporation FY ‘05 Fourth Quarter Results
August 11, 2005

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 3,	June 27,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$120,317	$192,137
Restricted cash	-	23
Investments	346,675	220,114
Accounts and other receivables, net	47,730	61,720
Litigation settlements receivable	-	5,101
Inventories, net	36,266	31,835
Prepaid expenses	4,508	3,572
Deferred income taxes	28,961	26,824

Total current assets	584,457	541,326

Property and equipment, net	65,976	64,570
Investments	54,936	243,125
Other intangibles, net	95,806	122,667
Other assets	606	1,293

	$801,781	$972,981

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$29,778	$21,747
Accrued liabilities	21,505	22,839
Income taxes payable	25,361	9,910

Total current liabilities	76,644	54,496

Convertible subordinated notes	233,382	524,845
Deferred income taxes and other	14,164	486

Total liabilities	324,190	579,827

Total stockholders’ equity	477,591	393,154

	$801,781	$972,981

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Emulex Corporation FY ‘05 Fourth Quarter Results
August 11, 2005

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information
Historical Revenue by Channel and Territory:

	Q4 FY 2005		Q4 FY 2004		% Change
($000s)	Revenue	% Total Revenue	Revenue	% Total Revenue	Year/Year
Revenue from OEM customers	$70,650	65%	$56,920	66%	+24%
Revenue from distribution.	37,440	35%	29,542	34%	+27%
Other	87	nm	(24)	nm	nm

Total net revenues	$108,177	100%	$86,438	100%	+25%

United States	$59,415	55%	$49,822	58%	+19%
Europe and rest of world	31,673	29%	28,138	32%	+13%
Pacific Rim countries	17,089	16%	8,478	10%	+102%

Total net revenues	$108,177	100%	$86,438	100%	+25%

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
October 2, 2005
Non-GAAP diluted earnings per share guidance	$0.26-0.28

Items excluded, net of tax, from non-GAAP diluted earnings per share to calculate GAAP diluted earnings per share guidance:
Amortization of intangibles	(0.05)
Stock-based compensation	(0.05)

GAAP diluted earnings per share guidance	$0.16-0.18

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